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                                                                  EXHIBIT (99)-3

                                   CONSENT OF
                               SMITH BARNEY INC.

The Board of Directors
MedPartners/Mullikin, Inc.
3000 Galleria Tower
Birmingham, Alabama 35244

Members of the Board:

     We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of MedPartners/Mullikin, Inc. ("MedPartners/Mullikin") as Annex B to the Prospectus-Joint Proxy Statement of MedPartners/Mullikin and Caremark International Inc. ("Caremark") relating to the proposed merger transaction involving MedPartners/Mullikin and Caremark, and (ii) references made to our firm and such opinion in such Prospectus-Joint Proxy Statement under the captions entitled "SUMMARY OF PROSPECTUS-JOINT PROXY STATEMENT -- Recommendations of the Boards of Directors -- MedPartners/Mullikin" and
"-- Opinions of Financial Advisors -- MedPartners/Mullikin" and "THE MERGER -- Background of the Merger;" "-- Recommendations of the Boards of Directors -- MedPartners/Mullikin" and "-- Opinions of Financial Advisors -- MedPartners/Mullikin." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                          By:     /s/  SMITH BARNEY INC.
                                             -----------------------------------

                                                     SMITH BARNEY INC.

New York, New York

August 8, 1996